UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2021 (June 9, 2021)

MADISON TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51302	85-2151785
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

450 Park Avenue, 30th Floor

New York, NY 10022

(Address of principal executive offices) (Zip Code)

(212) 339-5888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MDEX	OTC QB

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On June 9, 2021, a wholly-owned subsidiary of Madison Technologies, Inc. (the “Company”), Sovryn Holdings, Inc. (“Sovryn”), entered into an asset purchase agreement (the “W27EB Asset Purchase Agreement”) with Local Media TV Chicago, LLC, a Delaware limited liability company (the “Chicago Seller”). Upon the terms and subject to the satisfaction of the conditions described in the W27EB Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the W27EB-LD low power television station owned by the Chicago Seller (the “Chicago Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities  in connection with the Chicago Acquired Station (the “W27EB Asset Sale Transaction”). As consideration for the W27EB Asset Sale Transaction, Sovryn has agreed to pay the Chicago Seller $5,700,000 in cash, $285,000 of which was paid to the Chicago Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Chicago Seller (the “W27EB Escrow Fee”).

The closing of the W27EB Asset Sale Transaction (the “W27EB Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Chicago Acquired Station, from the Chicago Seller to Sovryn (the “Chicago FCC Consent”). The W27EB Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the Chicago FCC Consent has been granted and (ii) the other conditions to the W27EB Closing set forth in the W27EB Asset Purchase Agreement.

The W27EB Asset Purchase Agreement contains customary representations, warranties and covenants made by Sovryn and the Chicago Seller, including, among other things, the Chicago Seller’s conduct of the business between the date of signing of the W27EB Asset Purchase Agreement and the closing of the transaction.

The W27EB Asset Purchase Agreement contains certain termination rights for both Sovryn and the Chicago Seller. In connection with the termination of the W27EB Asset Purchase Agreement under specified circumstances, the Chicago Seller may not be obligated to return the W27EB Escrow Fee.

The W27EB Asset Purchase Agreement (and the foregoing description of the W27EB Asset Purchase Agreement and the transactions contemplated thereby) has been included to provide investors and shareholders with information regarding the terms of the W27EB Asset Purchase Agreement and the transactions contemplated thereby. It is not intended to provide any other factual information about the Company or Sovryn. The representations, warranties and covenants contained in the W27EB Asset Purchase Agreement were made only as of specified dates for the purposes of the W27EB Asset Purchase Agreement, were solely for the benefit of the parties to the W27EB Asset Purchase Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the W27EB Asset Purchase Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC. Investors and shareholders are not third-party beneficiaries under the W27EB Asset Purchase Agreement. Accordingly, investors and shareholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the W27EB Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The foregoing description of the W27EB Asset Purchase Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
2.1*	Asset Purchase Agreement, dated June 9, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Local Media TV Chicago LLC, as Seller.

*Schedules and Exhibits of this exhibit have been omitted pursuant to Rule 601(b)(2) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON TECHNOLOGIES INC.

Dated: June 30, 2021	/s/ Philip Falcone
Philip Falcone
Chief Executive Officer